UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Canterbury Park Holding Corporation
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CANTERBURY PARK HOLDING CORPORATION

1100 Canterbury Road
Shakopee, Minnesota 55379
(952) 445-7223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 3, 2010

Notice is hereby given that the Annual Meeting of Shareholders of Canterbury Park Holding Corporation will be held at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Thursday, June 3, 2010, beginning at 4:00 p.m., Central Daylight Time, for the following purposes:

1.                                       To elect six directors to hold office until the 2011 Annual Meeting of Shareholders or until their successors are elected; and

2.                                       To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 8, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

To ensure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person.  Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors

/s/ David C. Hansen
David C. Hansen
Secretary

Shakopee, Minnesota

April 23, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to Shareholders that is being mailed with this Notice are available at: http://www.canterburypark.com/AboutCanterbury/InvestorRelations/tabid/166/Default.aspx.

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT

i

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Canterbury Park Holding Corporation (the “Company,” “CPHC” or “we”) in connection with the solicitation of proxies by CPHC’s Board of Directors to be voted at the Annual Meeting of Shareholders to be held at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Thursday, June 3, 2010, beginning at 4:00 p.m., Central Daylight Time, or at any adjournments or postponement thereof.  The cost of this solicitation will be paid by us.  In addition to solicitation by mail, our officers, our directors and our employees may solicit proxies by telephone, telegraph or in person.  We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse these banks and brokers for their reasonable out-of-pocket expenses.

Solicitation and Revocation of Proxies

A proxy may be revoked at any time before it is voted by submitting a new proxy properly signed and dated later than any prior proxy or by attending the Annual Meeting in person and completing a ballot at the Meeting.  If not revoked, the shares represented by a valid proxy will be voted by the persons designated as proxies in accordance with the specifications indicated on the proxy.  If not specified, the designated proxies will vote the shares “FOR” each of the director nominees’ named in Proposal One.  In the event any other matters properly come before the meeting and call for a vote of shareholders, the persons named as proxies will vote in accordance with their judgment on these matters.  Our corporate offices are located at 1100 Canterbury Road, Shakopee, Minnesota 55379, and our telephone number is (952) 445-7223.  The mailing of this Proxy Statement to our shareholders commenced on or about April 26, 2010.

Voting Securities and Record Date

The total number of shares outstanding and entitled to vote at the meeting as of April 8, 2010 consisted of 4,033,740 shares $0.01 par value common stock.  Each share of common stock is entitled to one vote.  Cumulative voting in the election of directors is not permitted.  Only shareholders of record at the close of business on April 8, 2010 will be entitled to vote at the meeting.  The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

Under Minnesota law and the Company’s Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.  A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but will be counted for purposes of determining whether there is a quorum.

For any other item that may come before the meeting,  the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.  If the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, however, then that item must be approved by holders of a majority of the minimum number of shares that would constitute a quorum.  A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if a shareholder does not give that shareholder’s broker or nominee specific instructions, the shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval, but will be counted as present for the purpose of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

Our Board of Directors is committed to sound and effective corporate governance practices.  Our policies are in compliance with the rules of the Securities and Exchange Commission (“SEC”) and listing standards of the NASDAQ Stock Exchange (“NASDAQ”).  We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

You can access the charters of our Audit Committee and our Compensation Committee, our Code of Conduct and our Corporate Governance Guidelines in the Investor Relations section of our website at www.canterburypark.com or by writing to the Investor Relations Department at:  Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, or by emailing our Investor Relations Department at investorrelations@canterburypark.com.

Director Independence

The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” set forth in NASDAQ’s listing standards.  In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that, each of the following directors qualifies as “independent” under NASDAQ listing standards:  Patrick R. Cruzen, Burton F. Dahlberg, Carin J. Offerman, and Dale H. Schenian.  Our directors Curtis A. Sampson and Randall D. Sampson are not independent under NASDAQ listing standards.  Randall D. Sampson does not qualify as independent because he is our President, Chief Executive Officer and General Manager and has been since 1994.  Curtis A. Sampson does not qualify as independent under the NASDAQ listing standards because he is an immediate family member (father) of Randall D. Sampson.

Board Committees and Committee Independence

Board Committees.  Our Board of Directors has established three committees; an Audit Committee, a Compensation Committee, and a Strategic Planning Committee.  The composition and function of each of these committees are set forth below.

Audit Committee.  The Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between us and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by our independent registered public accounting firm, oversight of our accounting, financial reporting and internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.  Grant Thornton LLP, our independent registered public accounting firm, reports directly to the Audit Committee.  The Audit Committee operates under a formal charter, which was most recently amended on June 5, 2008.  The current members of the Audit Committee are Patrick R. Cruzen (Chair), Burton F. Dahlberg and Carin J. Offerman, each of whom is independent under Rule 10A-3 of the Exchange Act and NASDAQ listing standards.  Further, the Board of Directors has reviewed the education, experience and other qualifications of each of the members of the Audit Committee.  After review, the Board of Directors has determined that Mr. Cruzen meets the Securities and Exchange Commission definition of an “audit committee financial expert.”  As required by its charter, all of the members of the Audit Committee meet the NASDAQ requirements regarding financial literacy and financial sophistication.  The Audit Committee met four times during 2009.  The report of the Audit Committee is found on page 14.

Compensation Committee.  The Compensation Committee provides oversight of our overall compensation strategy, reviews and recommends to the Board of Directors the compensation of our Chief Executive Officer and the other executive officers, administers our equity based compensation plans and oversees our 401(k) Plan and similar employee benefit plans.  The Compensation Committee operates under a charter approved that was last amended on June 5, 2008.  The current members of the Compensation Committee are Dale H. Schenian (Chair), Patrick R. Cruzen and Carin J. Offerman, each of whom is independent under NASDAQ listing standards.  The charter of the Compensation Committee also requires members to meet the independence requirements of the Securities and Exchange Commission, including rules under Section 16b-3 of the Securities Exchange Act of 1934, and the requirements of Section 162(m) of the Internal Revenue Code.  The Compensation Committee did not formally meet during 2009 but held several informal telephone conferences.

Strategic Planning Committee.  The Strategic Planning Committee was established to consider and investigate available options and alternatives in regard to the use and development of unused and underutilized portions of the property owned by the Company in Shakopee, Minnesota.  The current members of the Strategic Planning Committee are Burton F. Dahlberg (Chair), Patrick R. Cruzen and Dale H. Schenian.  The Strategic Planning Committee did not formally meet during 2009 but held several informal telephone conferences.

Meeting Attendance

Our Board of Directors meets regularly during the year to review matters affecting CPHC and to act on matters requiring Board approval.  The Board formally met six times during 2009, and at each meeting held an executive session without the presence of non-independent directors and management.  The Board also held several informal telephone conferences.

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders.  Each of the directors attended at least 75% of the meetings of the Board and committees on which they served during 2009.  In addition, all but one of the directors attended CPHC’s 2009 Annual Meeting of Shareholders.

Director Nominations

The independent members of our Board of Directors are responsible for nominating the director nominees that will stand for election at our annual shareholder meetings.  In selecting the nominees, the Board reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.  Among other things, the Board considers relevant experience, integrity, ability to make independent analytical inquiries, ownership of or commitment to purchase our common stock, understanding of our business, relationships and associations related to our business, personal health and a willingness to devote adequate time and effort to Board responsibilities, all in the context of an assessment of our perceived needs.

Nominations by Shareholders

Although we have never received a submission in the past, the Board of Directors will consider qualified candidates for director that are submitted by our shareholders.  Shareholders can submit qualified candidates, together with appropriate biographical information, to the Board of Directors at:  Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention:  Chief Executive Officer.  Any shareholder desiring to submit a director candidate for consideration at our 2011 Annual Meeting must ensure that the submission is received by us no later than December 1, 2010 in order to provide adequate time for the Board to properly consider the candidate.

Code of Conduct

We have adopted a Code of Conduct (the “Code”) applicable to all of our officers, directors, employees and consultants that specifies guidelines for professional and ethical conduct in the workplace.  The Code also incorporates a special set of guidelines applicable to our senior financial officers, including the chief executive officer, chief financial officer and others involved in the preparation of the our financial reports, that are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by us and compliance with laws, rules and regulations concerning this periodic reporting.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at:  Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379.  Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received.  For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review.  Complaints and other communications may be submitted on a confidential or anonymous basis.

Board Leadership

The Board does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board, although currently the two positions are separated.  Both the Chair and Vice Chair, who together own approximately 34% of the Company’s stock, are actively engaged in providing leadership at the Board level in regard to matters considered by the Board and in regard to establishing Board priorities.

Board Oversight of Risk Management

The Company faces a variety of risks, including operational risk, financial risk, regulatory risk, competitive risk, legal risk, risk to our reputation, and IT risk. To date the Board has informally discharged its responsibility for oversight of risk management.   In addition, the Board encourages management to incorporate risk management considerations into the Company’s strategies and day-to-day business operations.

PROPOSAL 1:

ELECTION OF DIRECTORS

The independent members of the Board of Directors have nominated and recommend for election as our directors the six persons named below, each of whom is a current director of CPHC.  The Board of Directors believes that each nominee named below will be able to serve, but should a nominee be unable to serve as a director, the persons named in the proxies have advised us that they would vote for the election of such substitute nominee as the independent members of the Board of Directors may propose.

Information regarding the experience, qualifications and other attributes that qualify each of the nominees to serve on the Company’s Board is set forth below.  In addition, information as to their respective ownership of Company common stock is set forth in the section of this proxy statement below that is captioned under “Security Ownership of Certain Beneficial Owners and Management.”

PATRICK R. CRUZEN, age 63,  has been a director since 2002.  From 1996 to present, he has been a consultant for and provided executive recruiting services to the gaming, gaming supply and lottery industries.  From 1994 to 1996, he was President and Chief Operating Officer of Grand Casinos, Inc., then a Minnesota public company engaged in owning and managing casinos, and from 1990 to 1994 he was Senior Vice President of Finance and Administration of MGM Grand, Las Vegas, Nevada.  During the preceding 18 years, Mr. Cruzen was President or served as senior financial or administrative officer for several casinos operating in Las Vegas.  Mr. Cruzen is currently a director of Majestic Star Casino, LLC and previously served on the board of several public companies in gaming and gaming-related industries, including serving on the board of Cash Systems Inc. from 2004 to 2008.  Mr. Cruzen gained his CPA certification in 1972 and is the designated financial expert of the Company’s Audit Committee. Mr. Cruzen provides a vital perspective to the Board in discharging its governance responsibilities due to his background as a seasoned manager of casino operations, as a consultant to the gaming industry, and as an executive with a deep understanding of accounting and finance matters.

BURTON F. DAHLBERG, age 77, has been a director of the Company since 2004.  Since 2003 he has been an independent commercial real estate consultant.  From 1987 to 2002, Mr. Dahlberg was President and Chief Operating Officer of Kraus-Anderson Inc., a national firm engaged in commercial real estate development, construction, building management, finance and insurance brokerage services.  From 1968 to 1987, Mr. Dahlberg held other, successively more responsible executive positions with Kraus-Anderson Inc. or one of its subsidiaries.  In addition, from 1985 to 2005, Mr. Dahlberg was an owner and breeder of thoroughbred race horses and was licensed to race thoroughbreds in Minnesota, Alabama, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, and Texas.  Mr. Dahlberg also served on the board of the Minnesota Thoroughbred Association from 1988 to 1993, was its Vice President in 1989 and its President during 1990 and 1991.  Mr. Dahlberg’s knowledge and experience gained from a 35-year career in commercial real estate construction, management and finance is extremely valuable to the Board’s understanding and governance of the Company’s maintenance and improvement of its facilities, as well as the Company’s assessment and pursuit of opportunities for developing its unused and underutilized land.

CARIN J. OFFERMAN, age 61, has been a director of the Company since 1994.  Ms. Offerman is currently engaged in private investment activities and is a principal in Puppy Good Start which provides dog training services.  From 1997 to 2000, Ms. Offerman was the President of Offerman & Company, a regional investment banking and retail broker-dealer firm, and from 1990 to 1997 was its Executive Vice President.  Prior to 1990, Ms. Offerman served in various capacities with Offerman & Company for the preceding six years, including as registered representative and sales retail manager.  Ms. Offerman was a member of the board of the Minnesota Thoroughbred Association from 1993 to 1996 and served as its President in 1993 and 1994.  Ms. Offerman has been an owner and breeder of both show horses and thoroughbreds, and she has been or is currently licensed as a horse owner in Minnesota, Iowa and Nebraska.  Since 1991 she has been a member of the Minnesota Racing Commission’s Breeders Fund Advisory Board and its Chair since 2003.  As a member of the Company’s Board of Directors, Ms. Offerman brings a unique blend of entrepreneurial experience, knowledge and experience in investment banking and finance, and a deep understanding of the horse industry.

MR. CURTIS A. SAMPSON, age 76,  co-founded the Company in 1994 and has been a director and Chair of its Board since the Company was incorporated.  He is also the Chair of the Board of Communications Systems, Inc., a public company principally engaged in manufacturing and selling products for the telecommunications and data communications industries.  Mr. Sampson was the Chief Executive Officer of Communications Systems, Inc. from 1969 to June 2007 when he retired from full time executive responsibilities.  Mr. Sampson is also a director of Solix, a process outsourcing firm focusing on government and commercial markets, a trustee of Viterbo University in LaCrosse, Wisconsin, and a member of the Emeritus Board of Advisors of the University of Minnesota’s Carlson School of Business.  Over the course of his career, in addition to service on three other public company boards, Mr. Sampson has also served on other non-profit boards, telephone industry association boards, private company boards and the following public company boards:  Nature Vision, Inc. (2001 to 2009) and Hector Communicating Corporation (1990 to 2006).  Mr. Sampson is the owner of Sampson Farms, a breeder of thoroughbred horses based in Hector, Minnesota and he is currently, or has been in the past, licensed as a horse owner in Florida, Illinois, Kentucky, Minnesota, Nebraska and Oklahoma.  The distinctive perspective Mr. C.A. Sampson brings to the board is his extensive and wide ranging knowledge and experience in business, management and corporate finance gained over more than 40 years leading sizable enterprises, his knowledge of the thoroughbred horse racing industry and, as the Company’s largest shareholder, one that has a substantial stake in the Board’s efforts to build shareholder value.

RANDALL D. SAMPSON, age 52, co-founded the Company with his father and director Dale Schenian in 1994 and has served as its President and Chief Executive Officer and on the Company’s Board of Directors since inception.  After graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of Deloitte & Touche where he earned his CPA certification.  He subsequently gained experience as a controller of a private company and, thereafter, served as a Chief Financial Officer of a public company before becoming one of the three co-founders of Canterbury Park Holding Corporation in 1994.  From 1987 to 1994, R.D. Sampson also managed Sampson Farms, a breeder of thoroughbred horses located in Hector, Minnesota, that is owned by his father, C.A. Sampson, the company’s Board Chair.  Prior to assuming the role of CEO, Mr. Sampson was licensed as a horse owner in Illinois, Iowa, Nebraska and Minnesota and active in the horse industry associations, serving on the Board of the Minnesota Thoroughbred Association from 1990 to 1993, as its Treasurer in 1991 and 1993 and as its President in 1992.  Mr. Sampson has also served as a member of the Minnesota Racing Commission’s Breeders Fund Advisory Board.  As the Company’s Chief Executive Officer, Mr. Sampson brings to the Board an in-depth understanding of the Company’s personnel, operations, financial results performance, financial position, challenges and opportunities.

DALE H. SCHENIAN, age 68, co-founded the Company and has been a director since its incorporation in 1994.  Mr. Schenian currently serves as the Chair of the Board of City Auto Glass Companies, a company he founded in 1990.  From 1990 to 2004, Mr. Schenian was its President and Chief Executive Officer, and under his leadership, City Auto Glass grew from a start-up status to an enterprise with facilities in more than 20 locations in Minnesota, western Wisconsin and northern Iowa. For approximately 30 years preceding launching City Auto Glass, Mr. Schenian either owned or worked for other companies in the highly competitive auto glass industry.  In addition to other leadership roles in other business and community organizations, Mr. Schenian served on the board of Bremer Bank from 1984 to 2009.  Mr. Schenian, from 1985 to present, has also been an owner and breeder of thoroughbred race horses licensed in Minnesota, Illinois, Texas, Kansas, Oklahoma, Kentucky, Iowa and Nebraska.  Mr. Schenian’s perspective is that of one whose career has been dedicated to building businesses in a highly competitive service industry, who has a high degree of knowledge about the horse racing industry and, as one of the Company’s largest shareholders, who has a significant stake in the Board’s efforts to build shareholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based upon information available as of April 8, 2010, the beneficial ownership of shares of our common stock (i) by each person known by us to own of record or beneficially five percent or more of our common stock, (ii) by the Named Executive Officers listed in the Summary Compensation Table below, and (iii) by all of our current executive officers and directors as a group.  Information regarding the beneficial ownership of our directors and director nominees can be found beginning on page 5 under “Election of Directors.” Unless otherwise indicated, the persons listed below may be reached at 1100 Canterbury Road, Shakopee, Minnesota 55379.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership (1)(2)	of Class (1)(2)

Curtis A. Sampson (3)	896,700	22.1%

Dale H. Schenian (4)	497,548	12.2%

Randall D. Sampson (5) †	272,498	6.7%

Carin J. Offerman	91,750	2.3%

Michael J. Garin†	57,864	1.4%

Patrick R. Cruzen	25,500	*

Burton F. Dahlberg	23,304	*

David C. Hansen†	20,928	*

All current directors and executive officers as a group (9 persons)	1,930,407	45.8%

Gabelli Asset Management, Inc. (6)	512,107	12.7%
One Corporate Center
Rye, New York 10580-1435

John L. Morgan (7)	200,127	5.0%
605 Highway 169 N., Suite 400
Minneapolis, MN 55441

†                                          Named Executive Officer.

*                                         Indicates ownership of less than one percent.

(1)                                  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of April 8, 2010 are treated as outstanding only when determining the amount and percent owned by that person or group.

(2)                                  Includes the following number of shares that could be purchased upon exercise of stock options exercisable within sixty days of April 8, 2010:  Mr. C. Sampson, 29,000 shares; Mr. Schenian, 29,000 shares; Mr. R. Sampson, 23,750 shares; Ms. Offerman, 29,000 shares; Mr. Garin, 9,375 shares; Mr. Cruzen, 23,500 shares; Mr. Dahlberg, 23,304 shares; Mr. Hansen, 12,500 shares; and all director and officers as a group, 183,000 shares.

(3)                                  Includes 11,300 shares held by Mr. C. Sampson’s spouse as to which beneficial ownership is disclaimed.

(4)                                  Includes 33,000 shares held by Mr. Schenian’s spouse as to which beneficial ownership is disclaimed.

(5)                                  Includes 21,700 shares held by Mr. R. Sampson’s children.

(6)                                  Based upon a Schedule 13D filed by Gabelli Asset Management, Inc. on March 9, 2009, which covers shares owned by Gabelli Funds, GAMCO, MJG Associates, and Teton Advisors.

(7)                                  Based upon a Schedule 13D filed by John L. Morgan on March 26, 2010.

EXECUTIVE COMPENSATION

Role of the Compensation Committee in the Compensation Process

The Compensation Committee has the following duties and responsibilities:

•                  review, approve and oversee our overall compensation strategy;

•                  review and approve the compensation and other terms of employment of our Chief Executive Officer;

•                  oversee the establishment of performance goals and objectives for our other executive officers and recommend to the entire Board the compensation and the other terms of employment of these officers;

•                  make recommendations to the Board regarding the amount of directors’ fees and other compensation for Board members, including retainer, Board meeting, committee and committee chair fees and stock option grants or awards;

•                  administer our incentive-based or equity-based compensation plans and periodically consider and recommend changes in existing plans or the adoption of other or additional equity-based compensation plans; and

•                  review and approve our 401(k) Plan and ESOP, and any similar ERISA plans, including matters such as available investment options, performance, participation, administration, and review and approve generally the cost and scope of our other employee benefit plans.

Under its charter, the Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties.  The Committee did not, however, engage an individual or firm to provide any of these services in 2009 or 2008.  The Compensation Committee also reviews surveys, reports and other market data against which it measures the competitiveness of our compensation program.

In discharging its responsibilities, the Compensation Committee solicits certain information and advice from Randall D. Sampson, our President and Chief Executive Officer, and from our Chief Financial Officer, David C. Hansen.  These officers participate in the deliberations of the Compensation Committee regarding compensation of other employees, including providing information regarding salary history, historical bonus practices and related financial data, the responsibilities and performance of employees and recommendations regarding the appropriate levels of compensation, but do not take part in deliberations regarding their own compensation.

Objectives of Compensation Programs

It is the objective of the Compensation Committee to provide competitive levels of compensation that will attract, motivate and retain executives with superior leadership and management abilities and to provide incentives to executive officers so that we may achieve superior financial performance and to structure the forms of compensation paid to align the interests of our executive officers with those of CPHC.  With these objectives in mind, it has been our practice to provide a mix of base salary, bonus compensation, equity-based compensation and retirement compensation.  The Compensation Committee has historically set base salary at more than 50% of the total value of executive officer compensation, with cash bonus, the value of long-term equity compensation and retirement compensation comprising the remainder.  The Compensation Committee believes that these forms of compensation provide an appropriate combination of fixed and variable pay and incentives for short-term operational performance balanced with incentives to achieve long-term stock price performance.

Design of Specific Compensation Programs

As discussed above, our compensation of executives consists of base salary, bonus compensation, equity-based compensation and retirement compensation.

Base Salary.  Base salaries of our executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities.  Base salaries are reviewed annually and adjustments are usually made in March of each year based primarily on individual and Company performance during the immediately preceding fiscal year.  Consideration is given by the Compensation Committee to both measurable financial performance, as well as subjective judgments by the Compensation Committee in regard to factors such as development and execution of strategic plans, changes in areas of responsibility, the development and management of employees and participation in industry, regulatory and political initiatives beneficial to our business. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.  In March of 2009, the Compensation Committee and the Board of Directors instituted a salary and wage freeze for all employees in the Company, including for each of the executive officers.  This salary and wage freeze is still in effect.

Bonus Compensation.  Cash bonuses are intended to provide supervisory employees, including executive officers, with an opportunity to receive additional cash compensation, but only if they earn it through individual performance and CPHC’s financial performance. After our year-end results are available, the Compensation Committee determines the amount of executive officers’ bonuses at its discretion, after receiving information from the Chief Financial Officer and the Chief Executive Officer regarding CPHC financial performance and reviews of individual performance.  The amount of the bonus is based on our financial performance, as well as the Compensation Committee’s assessment of individual performance in the executives’ area of responsibility based on objective and subjective factors.  In reviewing our financial performance, the Compensation Committee focuses in particular on increase or decrease net income before taxes as compared to the prior year as being a particularly useful measure of the performance of our business from year to year.  Bonuses are not granted pursuant to a plan, are purely discretionary and the practice of granting bonuses may be changed, suspended or terminated at any time.  In October 2008, the Company announced that it had suspended its management bonus program for fiscal 2008.  In addition, no bonuses were awarded in 2009.

Equity Based Compensation.  Prior to 2005, long-term equity compensation was provided solely through grants of stock options to executive officers and key employees under the shareholder-approved 1994 Stock Plan (the “Plan”).  In 2006, the Company granted shares of restricted stock to executive officers and key employees other than the Company’s CEO and CFO.  With respect to the CEO and CFO, the Committee granted both restricted stock and options.  No grants of restricted stock or stock options were made to any executive officer or key employee in 2007 or 2008.  In 2009, the Committee granted stock options to purchase 32,500 shares of common stock to the three executive officers named in the Summary Compensation table below, which represented 32.5% of the total options granted to all officers and key employees in 2009.

Retirement Plans.  The Company has established an Employee Stock Ownership Plan and Trust (ESOP) and Savings Plan and Trust (401(k) Plan).  From 2004 to 2007, the Company contributed shares of its common stock to the ESOP which were allocated pro rata to all employees, other than the Named Executive Officers, based on their respective compensation.  The Company did not make a contribution to the ESOP in 2008 or 2009.  The Named Executive Officers participate in the 401(k) Plan on the same basis as all other employees of the Company.  Throughout 2008, for those employees that had been with the Company 1-5 years, the Company matched 25% of each employee’s contribution to the 401(k) Plan up to the first 6% the employee contributed as a percentage of his or her compensation.  For those employees that had been with the Company 6 or more years, the Company matched 50% of each employee’s contribution to the 401(k) Plan up to the first 6% the employee contributed as a percentage of his or her compensation.  In January 2009, as part of an expense reduction effort, the Company suspended its employer contributions to the 401(k) Plan for fiscal 2009.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during 2009, 2008, and 2007 for (i) Randall D. Sampson, who was our Chief Executive Officer in 2009, 2008, and 2007; and  (ii) the two next most highly compensated executive officers of our Company whose total compensation was at least $100,000 in 2009 (together referred to as our “Named Executive Officers”).

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Randall D. Sampson	2009	$208,100	$—	$16,050	$1,150	$225,300
President and Chief	2008	207,923	—	—	5,209	213,132
Executive Officer	2007	203,076	36,554	—	2,741	242,371
David C. Hansen	2009	151,598	—	10,700	1,525	163,823
Vice President of Finance,	2008	150,744	—	—	6,605	157,349
Chief Financial Officer	2007	147,230	26,502	—	3,042	176,774
Michael J. Garin Vice President of Non- Gaming Operations	2009	104,570	—	8,025	59	112,654
	2008	101,908	—	—	3,596	105,504
	2007	99,158	15,878	—	2,370	117,406

(1)                                  Represents options to purchase common stock granted on April 23, 2009 that vest ratably over three years and six months and expire ten years from the date of grant.  The values expressed represent the aggregate grant date fair value for these fiscal 2009 option awards as determined pursuant to Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 1, “Summary of Accounting Policies,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation

We do not have any employment agreements with any of our executive officers, each of whom serves “at will.”  Additionally, we do not have any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to the Named Executive Officer at, following, or in connection with any termination or change-in-control.

Other Compensation

The Company does not pay its executive officers compensation other than as described above.  In particular the Company does not provide for personal benefits or perquisites (“perks”) as a significant element of compensation of the Named Executive Officers, in particular, or employees of the Company generally.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Randall D. Sampson	7,500	2,500	(1)	$14.55	02/09/2016
						10,000	(4)	72,300
	10,000			$16.75	04/07/2010
	10,000			$6.63	04/04/2011
	3,750	11,250	(2)	$6.00	04/23/2019
	19,000			$5.63	01/14/2010
David C. Hansen	3,750	1,250	(1)	$14.55	02/09/2016
						5,000	(4)	36,150
	7,500			$16.75	04/07/2010
	5,000			$7.03	08/08/2011
	2,500	7,500	(2)	$6.00	04/23/2019
Michael J. Garin						3,500	(4)	25,305
	7,500			$16.75	04/07/2010
	7,500			$6.63	04/04/2011
	1,875	5,625	(2)	$6.00	04/23/2019
	14,000			$5.63	01/14/2010

(1)                                  Represents options that were granted on February 9, 2006 that vest ratably over four years and expire ten years from the date of grant.

(2)                                  Represents options that were granted on April 23, 2009 that vest ratably over three years and six months and expire ten years from the date of grant.

(3)                                  The expiration date of each option is either five or ten years from the date of grant.

(4)                                  Restricted Stock granted February 9, 2006 that vested February 9, 2010.

DIRECTOR COMPENSATION

Each non-employee member of the Board of Directors is currently paid a monthly fee of $1,200 plus $1,000 for each Board or Board Committee meeting attended.  In addition, Messrs. Sampson and Schenian receive monthly payments of $2,500 and $1,675, respectively, for their service as Chair and Vice Chair of the Board.

Under our 1994 Stock Plan, upon their election to the Board, each non-employee director receives an option to purchase 2,500 shares of our common stock.  In addition, on the first business day in February each year, each non-employee director also receives an option to purchase 3,000 shares of our common stock.  All these options granted to non-employee directors vest six months from the date granted and are exercisable over a ten-year period.  The purchase price of the shares of common stock subject to these options is the fair market value as determined under provisions of the 1994 Stock Plan.

Randall D. Sampson, our President, Chief Executive Officer and General Manager, receives no additional compensation for his service on the Board.

The following table shows for 2009, the cash and other compensation paid by us to each non-employee member of our Board of directors:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Curtis A. Sampson	$49,000	$3,780	—	$52,780
Dale H. Schenian	39,100	3,780	—	42,880
Patrick R. Cruzen	25,400	3,780	—	30,380
Burton F. Dahlberg	25,400	3,780	12,000	41,180
Carin J. Offerman	25,400	3,780	—	29,180

(2)                                  Represents cash retainer and meeting fees for 2009 as described above.

(3)                                  Represents options to purchase common stock granted on February 1, 2009 that vested 100% on August 1, 2009 and expire ten years from the date of grant.  The values expressed represent the aggregate grant date fair value for these fiscal 2009 option awards as determined pursuant to Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 1, “Summary of Accounting Policies,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)                                  Represents cash compensation paid in 2009 in consideration for Mr. Dahlberg’s additional responsibilities associated with his service as Chair of the Strategic Planning Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2009, we have not entered into any transaction, and there are no currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing, approving and providing oversight in regard to related party transactions.  Our Code of Conduct also prohibits our employees , including our executive officers, and our directors from engaging in conflict of interest transactions, certain of which may be also be transactions in which we and a related person has or will have a direct or indirect material interest.  By its charter, the Audit Committee is empowered to periodically review the Code of Conduct, as well as any other programs established to monitor compliance with any CPHC codes of conduct or business ethics policies established in the future.

While we do not have a written policy regarding the standards to be applied by our Audit Committee in reviewing conflict of interest transactions, the provisions of Minnesota law provide for a procedure to be applied to such transactions which focuses on full disclosure of all of the material facts of the transaction to us, approval of the transaction by disinterested directors, and a showing that the transaction was fair and reasonable to us at the time it was authorized, approved, or ratified.  We believe the Audit Committee would apply these same standards to any potential transaction in which we are to be a participant and in which any related person had or will have a director or indirect material interest.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton, LLP (“Grant”) has served as the independent registered public accounting firm for CPHC since August 31, 2009 and has been selected by the Audit Committee to serve as such for the fiscal year ending December 31, 2010.  A representative of Grant is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Effective August 31, 2009, the Board of Directors of the Company terminated the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm.  Concurrently, the Company appointed Grant to serve as the Company’s independent registered public accounting firm for the 2009 fiscal year.  The decision to change independent registered public accounting firms was recommended by the Company’s Audit Committee.

Deloitte’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2008 and December 31, 2007 and the interim periods between December 31, 2008 and August 31, 2009, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report for these years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Further, during the years ended December 31, 2009, 2008 and 2007, prior the engagement of Grant, neither the Company nor anyone acting on its behalf consulted Grant with respect to any of the following: (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s consolidated financial statements, (iii) any matter that was the subject of a disagreement with Deloitte or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Fees Billed and Paid to Independent Registered Public Accounting Firms

The following is a summary of fees billed by Grant Thornton, LLP for professional services rendered for the fiscal years ended December 31, 2009.  In addition, a summary of fees billed by Deloitte & Touche LLP for professional services rendered for the years ended December 31, 2008 and 2009 is also shown below.

	2009		2008
	Grant Thornton, LLP	Deloitte & Touche LLP	Deloitte & Touche LLP
Fee Category
Audit Fees	$90,000	$36,000	$132,300
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	—	—	—
Total Fees	$90,000	$36,000	$132,300

Audit Fees.  This category consists of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports.

Audit-Related Fees.  This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.”  The Company paid no audit-related fees to Grant Thornton, LLP or Deloitte & Touche LLP in 2009 or 2008.

Tax Fees.  This category consists of fees billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and acquisitions.  The Company paid no tax fees to Grant Thornton, LLP or Deloitte & Touche LLP in 2009 or 2008.

All Other Fees.  This category consists of all fees paid to the independent registered public accounting firm for matters than the three listed above.  The Company paid no other fees to Grant Thornton, LLP or Deloitte & Touche LLP in 2009 or 2008.

Audit Committee Pre-approval Policies and Procedures

In addition to approving the engagement of the independent registered public accounting firm to audit our consolidated financial statements, it is the policy of the Audit Committee to approve all uses of that firm for non-audit services prior to any engagement.  To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm¸ it is the policy of the Audit Committee to restrict the non-audit services that may be provided to us by our independent registered public accounting firm to services that clearly would not compromise the independence of the firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors held four meetings during fiscal year 2009 with management and our independent registered public accounting firm, which was Deloitte (two meetings) until August 31, 2009 and Grant (two meetings) thereafter.  These meetings were designed to facilitate and encourage private communication between the Audit Committee and our independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte until August 31, 2009 and Grant thereafter.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.   The discussions with Deloitte and Grant also included the matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

Grant also provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  This information was discussed with the Audit Committee.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Patrick R. Cruzen, Chair	Burton F. Dahlberg	Carin J. Offerman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that executive officers and directors and beneficial holders of 10% or more of our securities file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5.  According to our records, all reports required to be filed during the period of January 1, 2009 through December 31, 2009 were timely filed.

OTHER INFORMATION

Shareholder Proposals For 2011 Annual Meeting

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where these proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by CPHC action in accordance with the Commission’s proxy rules.  The next annual meeting of the shareholders of Canterbury Park Holding Corporation is expected to be held on or about June 2, 2011 and proxy materials in connection with that meeting are expected to be mailed on or about April 25, 2011.  Shareholder proposals prepared in accordance with the Commission’s proxy rules must be received at our corporate office, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: President, by December 30, 2010, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2010 Annual Meeting of Shareholders.  Any such proposals must be in writing and signed by the shareholder.

Our Bylaws establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of our shareholders and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business.  Our Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of CPHC of that shareholder’s intention to bring that business before the meeting.  To be timely, the notice must be given by the shareholder to the Secretary of CPHC not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting.  Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of our Bylaws, which are available for inspection by our shareholders at our principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes.  Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with our Bylaws.

Shareholder Nominations.  Our Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of CPHC prior to the meeting at which directors are to be elected.  To be timely, the notice must be given by a shareholder to the Secretary of CPHC not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting.  The notice to us from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of our Bylaws, which are available for inspection by shareholders as described above.  If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person would not be eligible for election as a director.

Annual Report

We are transmitting with this Proxy Statement our Annual Report for the year ended December 31, 2009.  Shareholders may request our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission by writing to the Secretary of CPHC at our address on the first page of this Proxy Statement or may obtain it without charge at our website, www.canterburypark.com.

Other Matters

Management knows of no other matters that will be presented at this 2010 Annual Meeting of Shareholders.  If any other matters are properly presented at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,
/s/ David C. Hansen
David C. Hansen, Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000061267_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Patrick R. Cruzen 02 Burton F. Dahlberg 03 Carin J. Offerman 04 Curtis A. Sampson 05 Randall D. Sampson 06 Dale H. Schenian CANTERBURY PARK HOLDING CORPORATION 1100 CANTERBURY ROAD SHAKOPEE, MN 55379 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000061267_2 R2.09.05.010 CANTERBURY PARK HOLDING CORPORATION ANNUAL MEETING OF SHAREHOLDERS June 3, 2010 4:00 p.m. Central Daylight Time Canterbury Park Holding Corporation 1100 Canterbury Road Shakopee, Minnesota Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . Canterbury Park Holding Corporation 1100 Canterbury Road Shakopee, Minnesota 55379 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Patrick R. Cruzen, Carin J. Offerman, and Randall D. Sampson, or any of them, as proxies, with full power of substitution, to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Canterbury Park Holding Corporation to be held Thursday, June 3, 2010 at 4:00 p.m. Central Daylight Time at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies. Mark, sign and date your proxy card and return it in the postage-paid envelope provided. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side